Exhibit 99.10

INVESTOR SENIOR LOAN AGREEMENT

This investor senior loan agreement (the “Agreement” or the “Investor Senior Loan Agreement”) is entered into this 16th day of May 2022 by and between:

(1)	NOMADIX HOLDINGS LLC, a limited liability company duly organized and existing under the laws of Delaware (USA), with registered address at 1209 Orange St., New Castle, WILMINGTON, DE 19801, with File Number 7506079, represented by Edward Linn HELVEY, acting in his capacity as manager with the right to individual signature;

Hereinafter referred to as the “Lender”; and

(2)	VDA HOLDING S.A., a joint stock company (société anonyme) incorporated and existing under the laws of Luxembourg, with registered office at 26, Boulevard Royal, L-2449 LUXEMBOURG, registered with the Register of Commerce and Companies of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) (“RCSL”), Section B under no. 239150, represented by Giorgio BIANCHI and Tiffany HALSDORF, acting in their capacity as directors (administrateurs) with the right to joint signature;

Hereinafter referred to as the “Borrower”;

(3)	VDA GROUP S.P.A., a company incorporated and existing under the laws of Italy with registered office in Pordenone, Via Lino Zanussi 3, CAP 33170, corporate capital of Euro 172,233.50, registered under the Companies Registry of Pordenone under No. 00976420307, represented by Piercarlo GRAMAGLIA, acting in his capacity as CEO and empowered by resolution of the Board of Directors held on 13 May 2022;

hereinafter being referred to as the “Guarantor” or “VDA Group”; each a “Party” and, collectively, the “Parties.”

Recitals

A.	WHEREAS the Borrower’s subscribed and fully paid in share capital is set at EUR 256,932 (two hundred and fifty-six thousand nine hundred and thirty-two euros), represented by 256,932 (two hundred and fifty-six thousand nine hundred and thirty-two) shares with a nominal value of EUR 1 (one euro) each, which are held as follows:

1.	METI HOLDING S.à r.l., a private limited company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, with registered office at 26, Boulevard Royal, L-2449 LUXEMBOURG, registered with the RCSL, Section B under no. B217383 (“METI”) holder of 212,637 (two hundred twelve thousand six hundred thirty- seven) shares with a nominal value of EUR 1 (one euro) each, representing approximately 82.76% of the outstanding shares of the Borrower;
2.	Mr. Arturo Iossa FASANO, with address at 15, Piazzale Segesta, I-20148 Milan (“Mr. FASANO”) holder of 44,295 (forty-four thousand two hundred ninety-five) shares with a nominal value of EUR 1 (one euro) each, representing approximately 17.24% of the outstanding shares of the Borrower.

B.	WHEREAS the authorized capital of the Borrower (apart from the subscribed share capital) is set at EUR 159,480.00 (one hundred fifty-nine thousand four hundred and eighty euros) allowing for the issuance of 159,480.00 (one hundred fifty-nine thousand four hundred and eighty) new shares with a nominal value of EUR 1 (one euro) each, enjoying the same rights and benefits as the existing shares.

C.	WHEREAS at the date hereof, the Borrrower has full and unencumbered title to (detiene, in piena e libera proprietà) 6,499 (six thousand four hundred ninety-nine) ordinary shares of VDA GROUP S.P.A., which are issued in book-entry form (forma dematerializzata) and registered in the name of the Borrower in the securities account no. LU55 2981 0000 0005 6707 opened by the Borrower with BPER Bank Luxembourg S.A., a joint stock company (société anonyme) incorporated and existing under the laws of Luxembourg, with registered office at 30, Boulevard Royal, L-2449 LUXEMBOURG, registered with the RCSL, Section B under no. 54033 (the “Depositary”) (the “Securities Account”), representing in aggregate a stake equal to 100% of the share capital of VDA Group;

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D.	WHEREAS VDA Group is currently a party to a certain stock purchase agreement (the stock purchase agreement together with all its annexes, enclosures, related and ancillary agreements and documents, “SPA”) entered into as of August 6, 2021, by and between VDA Group and Telkonet, Inc. (“TKOI”), a Utah corporation with registered address at 20800 SWENSON DRIVE STE 175 WAUKESHA, WI 53186. The SPA is fully documented and publicly disclosed pursuant to a “DEFINITIVE NOTICE AND PROXY STATEMENT“ (SEC Form DEF 14A) filed with the SEC on September 22, 2021, and further identified on EDGAR as SEC Accession No. 0001683168-21-004409 under File No.: 001-31972. The SPA required, inter alia, (i) VDA Group to pay $5,000,000.00 (five million U.S. dollars) (the “SPA Payment”) to TKOI in exchange for title to 162,900,947 shares of Telkonet Common Stock (“TKOI Shares”) as well as a warrant and other rights enumerated in the SPA; (ii) that for a period of twelve (12) months after the purchase of the TKOI Shares, VDA Group will not transfer any TKOI Shares owned by VDA Group or publicly disclose the intention to make any such transfer (“Lock-up Period”); and (iii) that neither the SPA nor any of a party’s rights thereunder may be assigned by any such party without the prior written consent of the other party, and any attempted assignment of the SPA or of any such rights by the Borrower without the consent of TKOI shall be void and of no effect (the “VDA-TKOI Stock Purchase”).

E.	WHEREAS the Parties concluded negotiation of the Lender’s providing the Borrower with a convertible loan facility in the aggregate amount of USD 6,500,000.00 (six million five hundred thousand United States Dollars) (the “Investor Senior Loan”, “Investor Senior Loan Amount” or the “Transaction”) for (A) the funding of the VDA-TKOI Stock Purchase by USD 5,000,000.00 (five million United States Dollars) and (B) the remaining USD 1,500,000.00 (one million five hundred thousand United States Dollars) (“Residual Proceeds”) to be used by the Borrower solely for the purposes of financing working capital, providing acquisition financing, transaction expenses and for general corporate purposes.

F.	WHEREAS given the contractual and timing constraints for VDA Group to make the SPA Payment, the Parties determined in an initial phase (“Phase 1”) to have the Lender provide a convertible loan facility (the “Loan”) to the Borrower in the amount of $5,000,000.00 (five million U.S. dollars) (the “Loan Amount”) under a convertible loan agreement entered into on 6 January 2022 (the “Convertible Loan Agreement” or “CLA”) to allow the Borrower to on-lend the proceeds of the Loan to VDA Group on an arm’s length basis, to allow VDA Group to close the SPA, to make the SPA Payment and to purchase the TKOI Shares.

G.	WHEREAS on 6 January 2022, the Parties entered into a US Law governed term sheet (the “Term Sheet”) to determine in particular the terms of the Investor Senior Loan.

H.	WHEREAS it is the intent of the Parties to finalize the closing of the Transaction with this Agreement, which replaces and supersedes the CLA in all aspects (“Phase 2”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals), the following terms not otherwise defined herein shall have the meanings indicated:

“Agreement” means this Investor Senior Loan Agreement as originally executed or as it may be amended from time to time.

“Appendix” means an appendix to this Investor Senior Loan Agreement.

“Applicable Interest Rate” means a rate of 6% per annum, payable quarterly, with no refunds in case of conversion (pursuant and subject to the provisions set forth in Clause 9). As from the Repayment Date (as defined below), an interest at the rate for commercial transactions as determined in the law of April 18, 2004 regarding actions against late payments for commercial transactions, as amended, will apply on any outstanding amounts (including principal, fees and costs).

“Availability Period” means the period starting on the date of this Agreement and expiring two (2) weeks later.

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“Borrower Bank Account” has the meaning conferred to it in Clause 15.3.

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks and foreign exchange markets are open for general business in Luxembourg.

“CLA” has the meaning conferred to it in the Recitals point F.

“Conditions Precedent” has the meaning assigned to such term in Clause 5.

“Conversion Period” means the period from (i) the date which falls eleven (11) calendar months from the Effective Date to (ii) the date which falls thirty-one (31) calendar months from the Effective Date.

"Disruption Event" means either or both of:

(a)       a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made which disruption is not caused by, and is beyond the control of, any of the Party whose operations are disrupted; or

(b)       the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing payments to be made which disruption is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drawdown” means the acts of the Borrower of borrowing under the Agreement.

“Drawdown Date” means 7 January 2022, on which the drawdown on the Loan was made (“First Drawdown”) and any other day on which the drawdown(s) of the Residual Proceeds will be made.

“Effective Date” means the date of the First Drawdown.

“Event of Default” has the meaning assigned to such term in Clause 11 hereof.

“Finance Document” means this Agreement, the Security Documents, the Subordination Agreement, and any ancillary document or additional accession, guarantee or security document.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(d)	receivables sold or discounted;

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(e)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

“First Drawdown Date” means 7 January 2022.

“Interest Payment Date” means in each calendar year, until the earlier of (i) date of exercise of conversion hereunder or (ii) dates and amounts as specified in Schedule 11, if any such date falls on a day which is not a Banking Day, the immediately following Business Day.

“Investor Senior Loan” has the meaning conferred to it in the Recitals point E. “Investor Senior Loan Amount” has the meaning conferred to it in the Recitals point E.

“Investor Senior Loan Term” means a period of forty-two (42) months commencing on the Effective Date.

“Lender Bank Account” has the meaning conferred to it in Clause 15.3. “Loan” has the meaning conferred to it in the Recitals point F.

“Loan Amount” has the meaning conferred to it in the Recitals point F.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, financial condition or business prospects, of the Borrower, individually, or the Borrower and its subsidiaries taken as a whole; or (b) the ability of an Obligor to perform its obligations under any Finance Document; or (c) the validity or enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of, the Finance Documents; or (d) the rights or remedies of the Lender under any of the Finance Documents.

“Material Agreement” means any contract or other arrangement (other than the Finance Documents), whether written or oral, to which the Borrower, individually, or the Borrower and its subsidiaries taken as a whole is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Obligor” means the Borrower and VDA Group as Guarantor, and any other party that may in the future become an obligor.

“Phase 1” has the meaning conferred to it in the Recitals point F. “Phase 2” has the meaning conferred to it in the Recitals point H.

“Residual Proceeds” has the meaning conferred to it in the Recitals point E.

“Security Documents” means the VDA Holding Share Pledge Agreement, the VDA Group Share Pledge Agreement, the Subordination Agreement and the TKOI Share Pledge Agreement.

“Signing Date” means the date of execution of the Agreement by all Parties, being 16 May, 2022

“SPA” has the meaning conferred to it in the Recitals point D.

“SPA Payment” has the meaning conferred to it in the Recitals point D.

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“Shareholders’ Agreement” means the shareholders’ agreement between (1) METI and (2) Mr. FASANO acting as the current shareholders of the Borrower and (3) the Lender acting as future shareholder of the Borrower concerning their respective shares in the Borrower.

“Subordination Agreement” has the meaning conferred to it in Clause 4. “Recitals” are the recitals to this Agreement.

“Repayment Date” means the date falling forty-two (42) calendar months from the Effective Date.

“Taxes” means any taxes (including interest or penalties thereon) which are now or at any time hereafter imposed, assessed, charged, levied, collected, demanded, withheld or claimed by the United States or Luxembourg or any tax authority thereof or therein or any other jurisdiction through which the Borrower is directed by the Lender to effect payments.

“TKOI” has the meaning conferred to it in the Recitals point D.

“TKOI Shares” has the meaning conferred to it in the Recitals point D.

“TKOI Share Pledge Agreement” has the meaning conferred to it in the Clause 3.3. “Transaction” has the meaning conferred to it in the Recitals point E.

“VDA Group Share Pledge Agreement” has the meaning conferred to it in the Clause 3.2.

“VDA Holding Share Pledge Agreement” has the meaning conferred to it in Clause 3.1. “VDA Parties” means the Borrower and VDA Group.

“VDA-TKOI Stock Purchase” has the meaning conferred to it in the Recitals point D.

1.2	Interpretation

Unless the context or the express provisions of this Agreement otherwise require, the following shall govern the interpretation of this Agreement:

1.2.1	All references to “Clause” or “sub-Clause” are references to a Clause or sub- Clause of this Agreement.

1.2.2	The terms “hereof”, “herein” and “hereunder” and other words of similar import shall mean this Agreement as a whole and not any particular part hereof.

1.2.3	Words importing the singular number include the plural and vice versa.

1.2.4	The headings are for convenience only and shall not affect the construction hereof.

2.	INVESTOR SENIOR LOAN

On the terms and subject to the conditions set forth herein, and subject to the fulfilment of the Conditions Precedent, the Lender will make available to the Borrower a loan in the aggregate amount of USD 6,500,000 (six million five hundred thousand United States Dollars) which was/will be used as follows:

1.	USD 5,000,000 (five million United States Dollars) of the Investor Senior Loan was drawn down and used on the First Drawdown Date solely to allow VDA Group to purchase the TKOI Shares; and

2.	USD 1,500,000.00 (one million five hundred thousand United States Dollars), shall be used by the Borrower solely for the purposes of financing working capital, providing acquisition financing, Transaction expenses and for general corporate purposes. The payment of the Residual Proceeds amount will be effected by wire transfer directly to the Borrower Bank Account during the Availability Period.

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3.	COLLATERAL

To secure the repayment of the Investor Senior Loan, the collateral listed below will be granted to the Lender:

3.1 The shareholders of the Borrower will grant on the date hereof a pledge over the shares held by them in the Borrower (the “VDA Holding Share Pledge Agreement”).

3.2 The Borrower will grant on the date hereof a pledge over the shares held by it in VDA Group (the “VDA Group Share Pledge Agreement”).

3.3 The Borrower will obtain from VDA Group a pledge over the shares held by it in TKOI, this pledge will become effective upon expiration of the Lock-up Period and subject to any provisions of the SPA and US law (the “TKOI Share Pledge Agreement”).

4.	SUBORDINATION

a) The Lender has agreed to make available to the Borrower the Investor Senior Loan Amount on the condition that all the debts due by the Borrower to the creditors listed below are subordinated – without prejudice to letter b) below - to the Investor Senior Loan (including the principal amount, interest, costs and fees), including but not limited to the debts listed below:

1)	Debt to METI HOLDING SARL amounting to EUR 511,500.00 as at October 18, 2021.

2)	Debt to DISTRESS TO VALUE SA amounting to EUR 2,100,000.00 as principal and EUR 278,238.85 as interest, as at October 18, 2021.

3)	Debt to Multimedia S.r.l. amounting to EUR 1,260,562.19 as at 18 October 2021.

The above figures are from the interim accounts of the Borrower dated 18 October 2021.

A draft of the subordination agreement relating to all the debts towards the creditors listed above is attached hereto under Appendix 1 (the “Subordination Agreement”).

b) All current and future debts of the Borrower save for debt incurred during the ordinary course of business must also be subordinated to the Investor Senior Loan (including the principal amount, interest, costs and fees).

c) The Parties agree that no payment whatsoever and in whatever form may be made by the Borrower in respect of the above subordinated liabilities (Article 4 a) + Article 4 b)) until (1) the Lender converts the Investor Senior Loan Amount into shares as specified in Article 9, (2) the Borrower reimburses the Investor Senior Loan in full (the Loan and the Residual Proceeds), including the principal amount, and accrued interest in accordance with the terms of the Agreement or (3) with the written authorisation from the Lender.

d) As an exception to Article 4 c), the Parties agree that the Debt to METI HOLDING SARL amounting to EUR 511,500.00 (please see above Article 4 a)1)) will be payable out of the Investor Senior Loan proceeds provided that (1) the Borrower will provide to the Lender the precise details of all amounts covered by this debt and all supporting documents and that (2) the Lender will approve these amounts. It is understood by the Parties that the remaining balance of the Investor Senior Loan cannot be used for expenses such as debt repayments or dividend distributions.

In addition, to the extend that the Multimedia S.r.l. debt (EUR 1,260,562.19) is an amount that has been verified to be a debt that must be paid to a taxing authority, NMX’consent to pay this debt will not be unreasonably withheld.

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5.	CONDITIONS PRECEDENT

5.1	Conditions precedent for the Investor Senior Loan

5.1.1	Each Party shall obtain the approval of its board of directors relating to the Transaction;

5.1.2	If applicable/necessary, each Party shall obtain the approval of its respective shareholder(s) relating to the Transaction;

5.1.3	If applicable/necessary, each Party shall obtain the approval of governmental bodies, lenders, lessors and other third parties relating to the Transaction.

5.2	Conditions precedent

The payment of the Residual Proceeds amount is subject to the following conditions precedent (the “Conditions Precedent”):

5.2.1	Due execution of the Subordination Agreement;

5.2.2	Due execution and perfection of the VDA Holding Share Pledge Agreement;

5.2.3	Due execution and perfection of the VDA Group Share Pledge Agreement and execution of the depositary agreement with the Depositary;

5.2.4	Delivery to the Depositary of the notice pursuant to the form set forth in the Schedule 2 of the VDA Group Share Pledge Agreement;

5.2.5	Delivery to the Lender of a draft of TKOI Share Pledge Agreement;

5.2.6	Due execution of the Shareholders’ Agreement. The Shareholders’ Agreement will only enter in force in case of conversion of the Senior Loan into new shares of the Borrower as specified in Clause 9. In the case of non-conversion, the Shareholders’ Agreement will be null and void. A draft of the Shareholders’ Agreement and its schedules are attached hereto under Appendix 4;

5.2.7	Due amendment of the articles of associations of VDA Group per requests of the Lender.

6.	REPAYMENT AND PREPAYMENT

6.1	Repayment

Except as otherwise provided herein, the Borrower shall repay the Investor Senior Loan in full (the Loan and the Residual Proceeds), including the principal amount, and accrued interest at the expiration of the Investor Senior Loan Term (“Repayment Date”).

6.2	Prepayment

Until expiry of the Conversion Period, the Borrower may not voluntarily prepay the Investor Senior Loan in whole or in part unless mutually agreed by the Parties.

After the date falling thirty-one (31) calendar months from the Effective Date, the Borrower may prepay in whole the Investor Senior Loan, by giving the Lender 5 Business Days’ notice, as well as any amount of interest accrued until the date of early repayment and any amount of interest that would be have accrued, pursuant to the provisions under Clause 7 (INTEREST) below, until the Repayment Date.

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7.	INTEREST

The Applicable Interest Rate to be applied on the Investor Senior Loan as from each Drawdown Date shall be 6% per annum, payable quarterly on each Interest Payment Date, with no refunds in case of conversion.

8.	PAYMENTS – GROSS-UP, SET-OFF OR COUNTERCLAIM

The Borrower shall indemnify the Lender against any increase in lending costs which might occur due to withholding tax.

All payments to be made by the Borrower to the Lender under this Agreement shall be made in full without set-off or counterclaim and (except to the extent required by law) free and clear of, and without deduction for, or on account of, any Taxes. If the Borrower shall be required by applicable law to make any deduction or withholding from any payment under this Agreement, it shall increase any payment due hereunder to such amount as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to such Taxes or any other deduction. In the event that any of these taxes or other levies will be refundable, the Lender and Borrower will cooperate to get them refunded.

9.	CONVERSION OPTION

9.1 During the Conversion Period, the Lender may, at its sole discretion and upon 30 days’ written notice to the Borrower, elect to convert the outstanding Investor Senior Loan Amount by requiring the Borrower to terminate the Investor Senior Loan in exchange for issuance of 159,480 (one hundred fifty-nine thousand four hundred eighty) additional shares with a nominal value of one euro (EUR 1) each of the Borrower allowing the Lender to be holder of a fully diluted 38,30% of the share capital of the Borrower (the “Conversion Shares”).

9.2 Any shares arising as a result of a conversion pursuant to this clause shall, as from conversion, rank pari passu in all respects with the other issued ordinary shares of the Borrower save that any entitlement to dividends attributable to such new ordinary shares in respect of the financial year of the Borrower in which the conversion date falls shall accrue on a daily basis as from (but excluding) the conversion date. Upon conversion, each of the VDA Group Share Pledge Agreement, the VDA Holding Share Pledge Agreement and the TKOI Share Pledge Agreement shall terminate forthwith and any shares pledged thereunder released from pledge, and the Subordination Agreement shall immediately terminate. The Lender undertakes to enter into any documents and carry out any formalities which may be necessary or expedient – as may be requested by the Borrower – in order to duly perfect the termination of the agreements as described herein, provided that all expenses and costs are borne by the Borrower.

10.	BORROWER COVENANTS

10.1	Negative pledge

(a)         The Borrower shall not create or permit to subsist any security interest over any of its assets and shall procure that the Guarantor does not create any new security interest.

(b)         The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

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in circumstances where the arrangement or transaction is entered into primarily as a method of raising financing for its operations or of financing the acquisition of an asset.

(c)          Paragraphs (a) and (b) above do not apply to any security, listed below:

(i)	the Security Documents;

(ii)	any statutory lien existing as of the date hereof;

(iii)	any lien arising in the ordinary course of business;

(iv)	any security that is released prior to the Drawdown;
(v)	any lien arising by operation of law.

10.2.	Disposals

Unless the Borrower obtained the formal approval from the Lender, it is understood that:

(a)          The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any material asset.

(b)         Without prejudice to the provisions under paragraph (b) above, paragraph (a) above does not apply to any disposal made in the ordinary course of business, and/or on arm's length terms to an unrelated third party.

(c)         Without prejudice to the provisions under paragraph (b) above, the Borrower specifically undertakes not to sell, transfer, pledge, encumber or otherwise dispose of any shares of capital stock or any other instruments representing the capital or giving access to the shares of VDA Group, save for the VDA Group Share Pledge Agreement.

(d)         VDA Group specifically undertakes not to sell, transfer, pledge, encumber or otherwise dispose of any shares of capital stock or any warrants issued by TKOI.

10.3	Financial Indebtedness

(a)          The Borrower may not incur or permit to be outstanding any Financial Indebtedness.

(b)          Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Investor Senior Loan;

(ii)	any debt subordinated under the Subordination Agreement;

(iii)	any Financial Indebtedness repaid prior to the First Drawdown;

(iv)	any Financial Indebtedness existing as of the 30 April 2022 listed in Appendix 3;

(v)	“Ordinary Course Indebtedness” which means (i) accounts payable incurred in the ordinary course of business; (ii) unsecured indebtedness not to exceed, in the aggregate, $50,000; and (iii) leases or other financing or the acquisition of equipment or property incurred in the ordinary course of business not to exceed, in the aggregate, $250,000 during the term of the Loan Agreement. Ordinary Course Indebtedness will not be used to finance inorganic growth of VDA Parties and TKOI;

(vi)	any Financial Indebtedness of VDA Group to the Borrower in relation to the Investor Senior Loan Amount lent by Borrower to VDA Group.

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10.4	Lending and guarantees

The Borrower shall not give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person relating to Financial Indebtedness or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Investor Senior Loan or the Security Documents.

10.5	Merger

The Borrower shall not enter into any amalgamation, merger, demerger, or corporate reconstruction other than on terms approved by the Lender (acting reasonably).

10.6	Change of business

(a)          The Borrower may not carry on any material business other than its current activities exercised in the normal course of business.

(b)          The Borrower may not acquire, incorporate or create any new subsidiary or branch without approval by the Lender (acting reasonably).

10.7	Acquisitions

The Borrower may not make any acquisition or investment other than as permitted under this Agreement or the acquisition of any other assets in connection with the ordinary course of its business.

10.8	Other agreements

The Borrower may not enter into any Material Agreement other than:

(a)	the Investor Senior Loan and the documents contemplated therein;

(b)	any other agreement expressly allowed under any other term of this Agreement; or

(c)	any other agreement entered into by the Borrower in the ordinary course of its business.

10.9	Shares, dividends and share redemption

(a)          The Borrower shall not issue any further shares unless provided for in this Agreement or amend any rights attaching to its issued shares in a manner which could be reasonably expected to be materially prejudicial to the Lender.

(b)	The Borrower shall not:

(i)            declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

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10.10	Taxes

(a)          The Borrower must pay all taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)      payment of those taxes is being contested in good faith and adequate reserves are being maintained for those taxes and the costs required to contest them; or

(ii)     such payment can be lawfully withheld and failure to pay those taxes is not reasonably likely to have a Material Adverse Effect and provided that the Borrower shall take all reasonable steps to ensure that such taxes are paid and discharged as soon as reasonably practicable.

(b)         The Borrower must ensure that its residence for tax purposes is in its jurisdiction and that it does not have a branch, agency or permanent establishment or permanent representative in any other jurisdiction.

(c)	The Borrower must comply with all tax filing and reporting obligations.

10.11	Information

From the date of this Agreement and for so long as any amount is outstanding under this Agreement:

(a)          the Borrower shall provide the Lender, out of its own initiative and promptly upon becoming aware of it, with information on all material events related to the Borrower, its assets or its business, that are likely to affect its capacity to discharge its obligations towards the Lender, or that are likely to have another Material Adverse Effect for the Lender, and in particular the details of any litigation, arbitration or administrative proceedings or investigations which are current or threatened in writing against the Borrower, the Guarantor and TKOI;

(b)          the Borrower shall provide the Lender with a copy of its statutory and customary filings and reports, including in particular its financial statements, intermediary balance sheets, quarterly reports etc., and at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally or its creditors generally (or any class of them);

(c)          the Borrower shall promptly provide the Lender with all information and documents reasonably requested by the Lender regarding the financial condition, business and operations of the Borrower or any member of the Borrower’s group;

(d)         the Borrower shall allow the Lender to have any information provided by or on behalf of it to the Lender verified, as the case may be on location, by an independent auditor sworn to professional secrecy and shall provide such auditor with full access to its premises, books, records and data, in any event at the expenses of the Lender;

(e)         The Borrower shall provide by 17 May, 2022 the Lender with a copy (certified by a director) of (i) the agreement executed between the Borrower and the Guarantor in respect of the Investor Senior Loan amount lent by the Borrower to VDA Group and (ii) the resolution of the board of directors of the Guarantor held on 13 May, 2022;

(j)           the Borrower shall inform the Lender of any board of directors’ meetings of VDA Group and of the relevant agenda. At the latest five (5) days after any board of directors’ meeting of VDA Group, the Borrower must provide a copy of the minutes of the meeting to the Lender;

(k)          the Borrower shall inform the Lender of any board of directors’ meetings of the Borrower and of the relevant agenda. This information must be provided to the Lender at least five (5) day before the board of directors’ meetings of the Borrower;

(l)           the Borrower shall provide to the Lender: (a) the annual unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and of cash flows of the Borrower as at the end of each fiscal year;

(j)           the Guarantor shall provide to the Lender: (a) the annual audited consolidated balance sheet and statements of income, changes in stockholders’ equity and of cash flows of the Guarantor as at the end of each fiscal year; (b) the quarterly managerial reports on the consolidated position plus net financial position

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10.12	Term Sheet

The Borrower shall respect the Binding Terms (as defined in the Term Sheet) of the Term Sheet, and any breach by the Borrower of the Binding Terms of the Term Sheet shall also be a breach of this Agreement.

10.13	TKOI

VDA Group will do its best effort:

(a)	to provide the right of the Lender to have (i) first right to debt offerings of TKOI and (ii) only until expiry of the Conversion Period, a first right to equity offerings of TKOI, subject in either case to any provision of the SPA and US law;

(b)	to support the Lender being granted one board seats on the TKOI’s board of directors subject to any provision of the SPA and US law;

(c)	to support the Lender’s subsidiaries Nomadix Inc, interTouch PTE and Global Reach Inc. to participate in joint sales and marketing initiatives at market terms and conditions with TKOI and VDA Group.

10.15 The Borrower acting as guarantor

The Borrower irrevocably and unconditionally agrees to enforce and/or perform the obligations of VDA Group under the SPA, subject in any event to customary limitations existing under US law.

11.	TERMINATION BY LENDER AND EVENTS OF DEFAULT

The Lender may terminate this Agreement upon one month’s written notice to the Borrower in an Event of Default. Each of the following constitutes an “Event of Default” with respect to the in Investor Senior Loan. The Lender may accelerate the Investor Senior Loan during a continuation of any of the following events:

11.1	Failure to pay principal, and/ or interest when due, unless its failure to pay is caused by

(i) an administrative or technical error; or (ii) a Disruption Event; and payment is made within three (3) Business Days of its due date.

11.2	Failure by the Borrower or VDA Group to satisfy when due any material liens, claims, or judgments against the Borrower or VDA Group, in any event for an amount not lower than EUR 100,000.00 (One Hundred thousand euros) in aggregate, unless its failure to pay is caused by (i) an administrative or technical error; or (ii) a Disruption Event; and payment is made within three (3) Business Days of its due date.

11.3	Any material misrepresentation or material breach of any covenant in any documents or submissions made by the Borrower in this Agreement, in any Security Document or in the Subordination Agreement.

11.4	The Borrower defaults in the performance or observance of any of its obligations under or in respect of this Agreement (other than a payment obligation in respect to the principal and/or interest) and/or the Security Documents and/ or any other Finance Document and such default (if capable of being remedied) is not remedied within thirty (30) days.

11.5	Filing or action for VDA Group to be declared in a state of insolvency or any similar proceedings affecting the rights of creditors generally, including any proceedings provided for by Italian Royal Decree of 16 March 1942, No. 267, as amended, supplemented or replaced from time to time also by Italian Legislative Decree of 12 January 2019, No. 14, unless the filing or action is rejected or successfully challenged within 30 Business Days.

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11.6	Filing or action against the Borrower to obtain the bankruptcy (faillite), insolvency, moratorium (moratoire), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court-ordered liquidation (liquidation judiciaire), voluntary liquidation (liquidation volontaire) or reorganization or any similar proceedings affecting the rights of creditors generally, unless the filing or action is rejected or successfully challenged within 30 Business Days.

11.7	If the Borrower or VDA Group (i) is unable or admits inability to pay its debts as they fall due; or (ii) is deemed to, or is declared to, be unable to pay its debts under applicable law; or (iii) suspends or threatens to suspend making payments on any of its debts; or (iv) by reason of actual financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

11.8	Any attachment, sequestration, distress or execution or any analogous process for a debt amount no lower than EUR 100,000 (one hundred thousand) in any jurisdiction that affects any asset or assets of the Borrower or VDA Group and is not discharged within twenty (20) Business Days.

11.9	The Borrower or VDA Group ceases to carry on (or threatens to cease to carry on) all or a substantial part of its business except as a result of any disposal allowed under this Agreement.

11.10	It is or becomes unlawful for the Borrower or VDA Group to perform any of its obligations under this Agreement or a Security Document created or expressed to be created or any subordination created under the Subordination Agreement is or becomes unlawful.

11.11	Any obligation or obligations of the Lender or VDA Group under this Agreement or a Security Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender.

11.12	The Investor Senior Loan or a Security Document ceases to be in full force and effect or any subordination created under the Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

11.13	The Borrower or VDA Group rescinds or purports to rescind or repudiates or purports to repudiate all or part of this Agreement, a Security Agreement or the Subordination Agreement.

11.14	Any other material change that may adversely affect the Borrower's ability to fulfill its obligations under this Agreement.

11.15	If VDA Group fails to perform contractual obligations under the SPA.

12.	ACCELERATION

At any time after the occurrence of an Event of Default which is continuing after the elapse of the time period described in Clause 11 above, the Lender may, by written notice to the Borrower:

12.1	declare all or part of the Investor Senior Loan, as well as all accrued interest thereon and any other sum then payable under this Agreement to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

12.2	declare all or part of the Investor Senior Loan to be payable on demand whereupon the same shall become payable on demand.

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13.	REPRESENTATIONS AND WARRANTIES

13.1	Each of the Parties hereby represents, warrants and undertakes to the other that:

a)	it has the legal right, full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this Agreement;

b)	all corporate action required by it to validly and duly authorise the execution and delivery of, and the exercise of its rights and the performance of its obligations under this Agreement has been duly taken;

c)	the execution and performance of this Agreement does not and will not breach its articles of incorporation or other constitutional documents or any agreement or obligation by which it is bound or violate any applicable law;

d)	this Agreement (when executed) will constitute its valid and binding obligations, enforceable in accordance with its terms;

13.2	The Borrower further gives the Warranties and makes the Representations in Appendix 2 to this Agreement on the date of this Agreement and on any Interest Payment Date.

13.3	All the documents and information, which have been supplied in any form to, or in the interest or for the benefit of, the Lender by the Borrower and/or the Guarantor and/or their directors, officers, managers, employees, auditors, counsels, advisors and consultants, in connection with the preparation, negotiation and execution of this Investor Senior Loan Agreement and/or for the purpose of legal and tax due diligence are accurate, correct and complete.

13.4	Lender represents and warrants to, and agrees with, the Borrower that the following is true and complete as of the Closing:

a)	Purchase for Own Account. The Lender understands that the Agreement has not been registered, and will not be registered, under the Securities Act of 1933, as amended (the “Act”) on the basis of the exemption provided by Section 4(a)(2) of the Act and Regulation D promulgated thereunder. The Lender represents that it is acquiring the Investor Senior Loan and as the case may be, the Conversion Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Investor Senior Loan or Conversion Shares or any part thereof.

b)	Ability to Bear Economic Risk. The Lender acknowledges that investment in the Investor Senior Loan or Conversion Shares involves a degree of risk, and represents that it is able, without materially impairing its financial condition, and without being obliged to do so, to hold the Loan or Conversion Shares for an indefinite period of time.

c)	Restricted Securities. The Lender is aware that the Investor Senior Loan and Conversion Shares or any portion thereof are deemed “restricted securities” (as defined under Rule 144(a)(3) under the Act) and may not be sold unless an applicable exemption exists under applicable US and/or non-US securities laws.

d)	Accredited Investor Status. The Lender is an “Accredited Investor” as such term is defined in Rule 501(a) under the Act.

e)	Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Lender further agrees not to make any disposition of all or any portion of the Investor Senior Loan or Conversion Shares unless and until:

(i)	There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)	The Lender shall have notified the Borrower of the proposed disposition and if reasonably requested by the Borrower, Lender shall have furnished the Borrower with an opinion of counsel, reasonably satisfactory to the Borrower, that such disposition will not require registration under the Act or any applicable state securities laws.

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f)	No Bad Actor Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to the Lender or, to the Lender’s knowledge, any Lender Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

“Lender Covered Person” means, with respect to the Lender as an “issuer” for purposes of Rule 506 promulgated under the Act, any Person listed in the first paragraph of Rule 506(d)(1).

14.	GUARANTEE:

14.1.	VDA Group as Guarantor irrevocably and unconditionally, jointly and severally (solidairement et indivisiblement) as a principal obligor and not merely as a surety and on the basis of obligations directly enforceable against it:

a)	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under this Agreement or any other Finance Document;

b)	undertakes with the Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under a Finance Document on the date when it would have been due.

14.2	The Borrower agrees to enforce and/or perform the obligations of VDA Group under the SPA.

14.4	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under Finance Document regardless of any intermediate payment or discharge in whole or in part.

14.5	Reinstatement

If any payment by any Obligor or any discharge, release or arrangement given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason whatsoever (including, without limitation, as a result of insolvency, business rescue proceedings, administration, liquidation, winding-up or otherwise):

a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

14.6	Waiver of Defences

The obligations of the Guarantor under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 14 (without limitation and whether or not known to it or to the Lender) including:

a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor;

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c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

f)	any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under any Finance Document or any other document or security;

g)	any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party; or

i)	any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

14.7	Guarantor intent

Without prejudice to the generality of Clause 14.6 (Waiver of defences), the Guarantor - also in derogation to article 1956 of the Italian Civil Code - expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

14.8	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 14. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

14.9	Appropriations

Until the full discharge of the obligations of the Borrower and any other Obligor or Guarantor, the Lender may:

a)	refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall be not entitled to the benefit from the same; and

b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 14.

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14.10	Deferral of Guarantors’ Rights

Until the full discharge and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 14:

to be indemnified by an Obligor;

a)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents;

b)	to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

c)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 14.1 (Guarantee and Indemnity);

d)	to exercise any right of set-off against any Obligor; and/or

e)	to claim, rank, prove or vote as a creditor or shareholder of any Obligor in competition with any Finance Party.

f)	If the Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, the Lender and shall promptly pay or transfer the same to the Lender.

14.11	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently granted to the benefit or held by the Lender.

14.12	Limitation

a)  In any event and independent of provisions to the contrary in this Agreement, the Parties agree, including pursuant to Article 1938 of the Italian Civil Code, that the maximum amount that VDA Group must pay under its obligations as Guarantor pursuant to this Agreement shall not exceed the total of:

(i)	the aggregate amount of any loan made available to the Guarantor by the Borrower on the basis of the on-lending referred to in Recital E;

(ii)	any shareholder loan in favor of the Guarantor; and

(iii)	any other credit granted from time to time under a documentary letter of credit, a guarantee, or any other transaction establishing a financial obligation by the Borrower or another member of its group from which the Guarantor or one of its subsidiaries receives a direct advantage;

PROVIDED THAT the maximum liability of the Guarantor pursuant to this Agreement shall not exceed, in any case, USD 6,700,000 (six million seven hundred thousand United States Dollars).

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b)  Obligations of the Guarantor shall not include, and shall not extend to any indebtedness (if any) incurred by the Borrower in respect of any amounts of the Investor Senior Loan the purpose or actual use of which is:

(i)	the acquisition of the Guarantor (and/or of any entity controlling it), including any related costs and expenses; or

(ii)	a subscription for any shares in the Guarantor (and/or any entity controlling it), including any related costs and expenses; or

(iii)	the refinancing thereof.

c)   With respect to the fulfilment of mandatory requirements under Italian law, with reference to (A) the maximum allowable interest rate (namely Italian Law no. 108 of 7 March 1996, as amended, transposed, or supplemented from time to time, as well as Article 1815 of the Italian Civil Code) and (B) the capitalization of interest (namely Article 1283 of the Italian Civil Code and Article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the Parties agree that the obligations of the Guarantor under this section do not contain or include (1) any interest that, pursuant to Italian Law no. 108 of 7 March 1996, as amended, transposed, or supplemented from time to time, is to be classified as usurious and (2) any compound interest on amounts in arrears which violate the provisions of Article 1283 of the Italian Civil Code and Article 120 of the Italian Legislative Decree No. 385 of 1 September 1993 and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.

14.13	Special Provisions

a)  Financing Right of First Refusal. (a) Up until the date falling thirty-one (31) calendar months from the Effective Date, the Borrower and the Guarantor will use their best efforts to grant to the Lender a right of first refusal to provide any Additional Financing (as defined below) to be issued by TKOI and/or any of its subsidiaries, subject to the following terms and conditions. From and after the date hereof, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of TKOI and/or any of its subsidiaries (" Additional Financing "), the Borrower and/ or the Guarantor shall notify the Lender of TKOI’s intention to enter into such Additional Financing. In connection therewith, the Borrower and/or the Guarantor shall submit a fully executed term sheet (a "Proposed Term Sheet") to the Lender setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on "arm's length" terms and the terms thereof to be negotiated in good faith) proposed to be entered into by TKOI and/or any of its subsidiaries. The Lender shall have the right, but not the obligation, to deliver its own proposed term sheet (the "Lender Term Sheet") setting forth the terms and conditions upon which Lender would be willing to provide such Additional Financing to the Borrower and the Guarantor. The Lender Term Sheet shall contain terms no less favorable to TKOI than those outlined in Proposed Term Sheet. The Lender shall deliver such Lender Term Sheet within ten (10) business days of receipt of each such Proposed Term Sheet. If the provisions of the Lender Term Sheet are at least as favorable to TKOI, as the case may be, as the provisions of the Proposed Term Sheet, TKOI and/or such subsidiary shall enter into and consummate the Additional Financing transaction outlined in the Lender Term Sheet.

b)  Board Seat. Within thirty (10) days of the execution of this Agreement, VDA Group will use its best efforts to ensure that TKOI appoints a representative of the Lender a seat on the board of directors of TKOI (the “Board Appointment”), subject to mandatory provisions of US law and the SPA.

c)   Financial Information Rights. VDA Group will use its best efforts to ensure that, upon request, TKOI delivers to the representative of the Lender: (a) the audited consolidated balance sheet and statements of income, changes in stockholders’ equity and of cash flows of TKOI as at the end of each fiscal year; (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and of cash flows of TKOI as at the end of each fiscal quarter; (c) the regularly prepared internal monthly financial statements; and (d) the annual operating budget of TKOI for the forthcoming fiscal year (collectively, “TKOI Financial Information”. If any TKOI Financial Information furnished to Lender is non- public or to be held confidentially, VDA Group shall so designate.

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d)  Financing Right of First Refusal. (a) The Borrower and/or the Guarantor hereby grant to the Lender a right of first refusal to provide any VDA Additional Financing (as defined below) to be issued by the Borrower and/or the Guarantor and/or any of their subsidiaries, subject to the following terms and conditions. From and after the date hereof, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of the Borrower and/or the Guarantor or any of their subsidiaries (" VDA Additional Financing "), the Borrower and/or the Guarantor and/or any of their subsidiaries, as the case may be, shall notify the Lender of its intention to enter into such VDA Additional Financing. In connection therewith, the Borrower and/or the Guarantor and/or the applicable subsidiary thereof shall submit a fully executed term sheet (a "VDA Proposed Term Sheet") to the Lender setting forth the terms, conditions and pricing of any such VDA Additional Financing (such financing to be negotiated on "arm's length" terms and the terms thereof to be negotiated in good faith) proposed to be entered into by the Borrower and/or the Guarantor and/or such subsidiary. To the extent permitted under applicable law, the Lender shall have the right, but not the obligation, to deliver its own proposed term sheet (the "VDA Lender Term Sheet") setting forth the terms and conditions upon which Lender would be willing to provide such VDA Additional Financing to the Borrower and/or the Guarantor and/or such subsidiary. The Lender Term Sheet shall contain terms no less favorable to the Borrower and/or the Guarantor and/or such subsidiary than those outlined in VDA Proposed Term Sheet. The Lender shall deliver such Lender Term Sheet within ten (10) business days of receipt of each such VDA Proposed Term Sheet. If the provisions of the VDA Lender Term Sheet are at least as favorable to the Borrower and/or the Guarantor and/or such subsidiary as the case may be, as the provisions of the VDA Proposed Term Sheet, the Borrower and/or the Guarantor and/or such subsidiary shall enter into and consummate the VDA Additional Financing transaction outlined in the VDA Lender Term Sheet.

15.	GENERAL

15.1	Waivers

No failure to exercise and no delay in exercising, on the part of the Lender or the Borrower, any right, power or privilege hereunder and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by applicable law.

15.2	Notices

All notices, requests, demands or other communication to or upon the respective parties hereto shall be given or made in the English language in writing and shall be deemed to have been duly given or made at the time of delivery, if delivered by hand or courier, or if sent by facsimile, at the time of transmission (in each case, if given during normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day), to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement addressed as follows:

If to the Lender:

Address: NOMADIX HOLDINGS LLC, 1209 Orange St., New Castle, WILMINGTON, DE 19801

Email: jack@gatewh.com

Attention: Jack Brannelly

if to the Borrower:

Address: VDA HOLDING S.A., 26, Boulevard Royal, L-2449 LUXEMBOURG

Email: gbianchi@essedi.lu

Attention: Giorgio BIANCHI

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If to the Guarantor:

Address: VDA GROUP S.P.A., Pordenone, Via Lino Zanussi 3, CAP 33170, Italy

Email: piercarlo.gramaglia@vdagroup.com

Attention: Piercarlo GRAMAGLIA

or to such other address or Email as any party may hereafter specify in writing to the other.12.3 Bank Accounts.

15.3.       Any payment made by the Lender to the Borrower will be done to the following bank account:

Bank: Chase Bank Nomadix Holdings LLC

Account Number: 516328686

Routing Number: 021000021 (the “Borrower Bank Account”)

Any payment made by the Borrower or VDA Group to the Lender will be done to the following bank account:

Bank: _Chase Bank Account #516328686 Routing #021000021 (Wire Transfers only) (the “Lender Bank Account”).

Each Party may inform the other Parties on a different bank account opened in its name for payments under this Agreement by giving at least five (5) business days’ notice.

15.4	Assignment

This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and any permitted assignee or transferee of some or all of a party's rights or obligations under this Agreement. The Borrower shall not assign, novate or transfer all or any part of its rights or obligations hereunder to any other party. The Lender may freely assign its rights under this Agreement.

15.5	Governing law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, Luxembourg law.

15.6	Luxembourg courts

The courts of Luxembourg City have exclusive jurisdiction to settle any dispute (a “Dispute”) arising from or connected with this Agreement (including a Dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

15.7	Language

The language which governs the interpretation of this Agreement is the English language.

15.8	Amendments

Save as otherwise provided herein, this Agreement may not be varied or otherwise modified except by an agreement in writing signed by both Parties.

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15.9	Partial Invalidity

The illegality, invalidity or unenforceability to any extent of any provision of this Agreement under the law of any jurisdiction shall affect its legality, validity or enforceability in such jurisdiction to such extent only and shall not affect its legality, validity or enforceability under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

15.10	Costs

The Parties each agree to bear their own fees and costs with respect to the due diligence, formation and execution of both the Investor Loan Agreement and the CLA (“Total Transaction Fees and Costs”), provided that in the event the Lender converts the debt as contemplated by the Agreement, the Lender shall be reimbursed its own share of Transaction Fees and Costs (including the fees and costs for preparing and negotiating the CLA) by the VDA Parties up to reasonable expenses.

[Signature page follows]

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IN WITNESS WHEREOF this Agreement has been executed on the date first mentioned above in three (3) originals, one for each Party.

For NOMADIX HOLDINGS LLC, as Lender

_________________________________

Name: Edward Linn HELVEY

Title: Manager

For VDA HOLDING S.A., as Borrower

_________________________________

Name: Giorgio BIANCHI

Title: Director (Administrateur)

_________________________________

Name: Tiffany HALSDORF

Title: Director (Administrateur)

For VDA GROUP S.P.A., as Guarantor

_________________________________

Name: Piercarlo GRAMAGLIA

Title: CEO (Presidente del Consiglio di Amministrazione)

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LIST OF APPENDICES

Appendix 1 – Subordination Agreement

Appendix 2 – Borrower Warranties and Representations

Appendix 3 – Financial Indebtedness at the date of this Agreement Appendix 4 – Shareholders’ Agreement

Appendix 5 – Interests Payment Date and Amount

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Appendix 1: Subordination Agreement

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Appendix 2: Borrower Warranties and Representations

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Appendix 3: Financial Indebtedness at the date of this Agreement

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Appendix 4: Shareholders’ Agreement

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Appendix 5 – Interests Payment Date and Amount

Interest on the balance of $5,000,000 from January 6, 2022 and $6,500,000.00 from approximately May 21, 2022 will be calculated annually at a rate of 6% and paid quarterly on the below schedule. Interest is due on the date indicated and will be late and in breach of the Investor Loan Agreement Five (5) calendar days after the due date.

All interest payments will be paid in U.S. Dollars and wire transferred to the following account:

Nomadix Holdings LLC

21600 Oxnard Street, Suite 1900

Woodland Hills, CA 91367

Chase Bank Account Number: 516328686

Routing Number: 021000021 (Wire Transfers only)

Payment Number	Interest Period	Interest Amount Due (U.S. Dollars)	Payment Due Date
1	January 6, 2022 through April, 30 2022	$95,968	July 29, 2022
2	May 1, 2022 through May 20, 2022	$16,129	July 29, 2022
3	May 21, 2022 through June 2022	$44,032	July 29, 2022
4	July, August, September 2022	$97,500	October 31, 2022
5	October, November, December 2022	$97,500	January 31, 2023
6	Janaury, February, March 2023	$97,500	April 28, 2023
7	April, May, June 2023	$97,500	July 31, 2023
8	July, August, September 2023	$97,500	October 31, 2023
9	October, November, December 2023	$97,500	January 31, 2024
10	Janaury, February, March 2024	$97,500	April 30, 2024
11	April, May, June 2024	$97,500	July 31, 2024
12	July, August, September 2024	$97,500	October 31, 2024
13	October, November, December 2024	$97,500	January 31, 2025
14	Janaury, February, March 2025	$97,500	April 30, 2025
15	April, May, June 2025	$97,500	July 31, 2025
16	July, August, 2025	$45,024	August 29, 2025

All payment amounts and dates will be made on this schedule with the exception of payment number 3. Payment number 3 date will remain the same, however the final payment amount will be recalculated based on the date the $1.5M wire is sent by Nomadix. The final amount of payment number 3 will be communicated to VDA by no later than July 1, 2021 by CBA.

Interest is calculated annually and paid quarterly. No interest on interest.

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